Exhibit (h)(67)

[Hanson McClain Letterhead]

June 12, 2012

Mr. Edmund J. Burke, Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	Pathway Advisors Conservative Fund, Pathway Advisors Growth and Income Fund and Pathway Advisors Aggressive Growth Fund (the “Funds”), New Series of Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms the agreement of Hanson McClain Strategic Advisors, Inc. (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees,” “Distribution and Service (12b-1) Fees”, “Other Expenses” and “Acquired Fund Fees and Expenses” that it is entitled to receive from each Fund.

To the extent the Total Annual Fund Operating Expenses as defined in Item 3 of Form N-1A, exclusive of acquired fund fees and expenses, brokerage expenses, interest expenses, taxes and extraordinary expenses, exceed 1.98% for each Fund’s average daily net assets, the Adviser shall reimburse the Fund by the amount of such excess, subject to recapture as described below. Such reimbursement may include waiving all or a portion of the Adviser’s Management Fee. The reimbursement shall be allocated to each Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser further agrees that such reimbursements for the Funds are effective as of the date of this letter and shall continue at least through August 31, 2014.

The Adviser will be permitted to recapture, on a class-by-class basis, expenses it has reimbursed through this letter agreement to the extent that a Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement. Notwithstanding the foregoing, a Fund will not be obligated to pay any such fees and expenses more than three years after the end of the fiscal year in which the fees or expenses were reimbursed.

HANSON MCCLAIN STRATEGIC ADVISORS, INC.

By:	/s/ Matthew E. Russell
Name:	Matthew E. Russell
Title:	President

Acknowledged and accepted by:

FINANCIAL INVESTORS TRUST

On Behalf of the Funds

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	Treasurer

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